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EXHIBIT 21.       Subsidiaries of Registrant
                  --------------------------


                                                      Percentage of Voting
                                                      Securities of Sub-
                                                      sidiaries Owned by
                                    Place of          Registrant as of
Name                             Incorporation        December 31, 1995 (1)(2)
----                             -------------        ------------------------

Charles Burton
Builder, Inc.                       Maryland                100%

Town Center                         District of
Management Corp.                    Columbia                100%

Bresler & Reiner
Investment Co., Inc.                Delaware                100%

Maplewood Manor
Convalescent Center,
Inc.                                Pennsylvania            100%

Allentown Road
Motel Corporation                   Maryland                100%

Uptown Hotel Corp.                  Maryland                100%

WMC Management Co., Inc.            District of
                                    Columbia                100%

Sudley Corporation                  Virginia                100%


(1) The names of certain subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary.

(2) Included in the consolidated financial statements as significant subsidiaries.

                                     -62-